EXHIBIT 10.3

DaVita Inc.

Restricted Stock Units Award under

the DaVita Inc. 2011 Incentive Award Plan

- Executive Officer

Sample Example

1234 Any Street

Apt. # A

Any Town, US 12345

SSN: 123-45-6789

In recognition of your continuing contributions toward making DaVita the Greatest Dialysis Company the World has ever seen, and as a reward for your hard work and commitment to living our Mission and our Values, you (the “Grantee”) have been granted this award (the “Award”) of restricted stock units (“Restricted Stock Units” or “Units”) under the DaVita Inc. 2011 Incentive Award Plan (the “Plan”). This Award represents your right to receive shares of common stock of DaVita Inc. (the “Company”), subject to your fulfillment of the vesting conditions set forth in this agreement (the “Agreement”).

The terms of your Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms that are used here but that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

1. Award Date:

2. Number of Units:	5,000

3. Vesting Schedule:	1,250 on 07/01/2012
1,250 on 07/01/2013
1,250 on 07/01/2014
1,250 on 07/01/2015

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

4. Conversion of Restricted Stock Units and Stock Issuance. Upon each vesting date of the Award (each, a “Vesting Date”), one share of Common Stock will become issuable to you for each Restricted Stock Unit that vests on such Vesting Date (the “Shares”). After the Vesting Date, the Company will issue the Shares to you, after reducing the Shares by a number of shares (if any) that are sold to satisfy your tax withholding obligations. No fractional shares will be issued under this Agreement, even though such fractions may result if a portion of a share must be sold to pay your withholding taxes.

5. Termination of Employment. You must be an employee of the Company on a Vesting Date in order to receive the Shares then vesting. Thus, Restricted Stock Units will not continue to vest if your employment terminates for any reason (voluntary or involuntary), including in the event you die, become disabled, retire, or change status to that of an independent contractor. In those circumstances, you will forfeit your right to any Restricted Stock Units that would otherwise vest after the date on which your employment is terminated. For all purposes under this Agreement and the Award, employment by the Company shall include employment by the Company or any subsidiary thereof.

6. Right to Shares. You will not have any right to the Shares subject to your Award until they are actually issued to you.

7. Taxes.

(a) Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries or affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its subsidiaries or affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its subsidiaries and affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate your tax liability. As a condition and term of this Award, no election under 83(b) of the United States Internal Revenue Code may be made by you or any other person with respect to all or any portion of the Award.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. You may choose to satisfy your tax obligation in either of the following manners:

(i) By Sale of Shares. Unless you choose to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold or sell on your behalf a whole number of Shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the tax Withholding Obligation arises (e.g., a Vesting Date) or as soon thereafter as practicable. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company and its subsidiaries and affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, the Company agrees to pay such excess in cash to you through payroll or otherwise as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company or any of its subsidiaries or affiliates as soon as practicable, including through additional payroll withholding, any amount of Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than ten (10) business days before any Tax Withholding Obligation arises (e.g., a Vesting Date), you may notify the Company of your intent to make a separate cash payment to satisfy your Tax Withholding Obligation. If you elect to satisfy your Tax Withholding Obligation in this manner, you will be asked to remit to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation within ten (10) business days after the Vesting Date by (a) delivery of a certified check payable to the Company, attn: Dan Chandler, Manager, Stock Plan Administration, P.O Box 2076, Tacoma, Washington 98401-2076, or such other address as the Company may from time to time direct, (b) wire transfer to such account as the Company may direct, or (c) such other means as the Company may establish or permit. If you do not remit this amount to the Company within twenty (20) business days after the Vesting Date, the Company reserves the right to satisfy your Tax Withholding Obligation in the manner set out under paragraph (i) above in its sole discretion.

(c) Right to Retain Shares. The Company will have the right to defer the issuance of any Shares to you until you satisfy the Tax Withholding Obligation.

8. Assignment. Your interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

9. Meaningful Reduction in Responsibilities. If there is a meaningful reduction, determined in the Company’s sole discretion, in both your duties and responsibilities and the level of your regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of this Award.

10. Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, you shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from this Award, as they exist from time to time during your employment by the Company and thereafter.

11. Amendments. Except as provided in Section 9, this Agreement and the Award may be amended only by means of a written document signed by both you and the Company.

12. Change of Control of the Company. Under certain circumstances, if the Company is sold, your entire Award will vest immediately. The specific rules regarding the circumstances in which full vesting would occur are contained in an exhibit to this Agreement.

13. Non-Competition/Non-Solicitation/Non-Disclosure

(a) You acknowledge and recognize the highly competitive nature of the business of the Company and accordingly agree that while you are an employee of the Company and for the one-year period following termination of such relationship for any reason (whether voluntary or involuntary), you will not directly or indirectly

(i) as an employee, director, principal or shareholder of, independent contractor or consultant to, or equity participant in, member of the board of directors of, or in any other manner, provide any services to any individual, firm, partnership, joint venture, association, corporation, limited liability company, independent practice association, management services organization or other organization, entity, or enterprise (a “Person”) other than the Company that engages in activities that are competitive with activities in which the Company or any of its subsidiaries or affiliates are engaged, including providing dialysis, dialysis-related or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, home infusion therapy or direct primary care, anywhere in the world (the “Territory”);

(ii) own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person other than the Company that engages in activities that are competitive with activities in which the Company or any of its subsidiaries or affiliates are engaged, including providing dialysis, dialysis-related or vascular access services, nephrology practice management, pharmaceuticals related to dialysis, kidney disease management services, home infusion therapy or direct primary care, anywhere in the Territory;

(iii) be an officer, director, consultant, partner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any Person that has been a supplier to or client of the Company or any of its subsidiaries or affiliates;

(iv) be an officer, director, consultant, partner, owner, employee, creditor, agent, trustee, independent contractor, or advisor on a paid or unpaid basis of any physician group or physician partners who provide nephrology-related services;

(v) (x) directly or indirectly induce any employee of the Company, its subsidiaries or affiliates, or any physician with privileges at a facility owned by the Company, its subsidiaries or affiliates to (A) engage in any activity that you have agreed to refrain from pursuant to (i)-(iv) above or (B) terminate his or her relationship with the Company or any of its subsidiaries or affiliates or (y) directly or indirectly employ, or offer employment to or other similar arrangement with, any person who is or was during the period of your employment or consulting or advisory relationship with the Company, or was beforehand, employed or engaged by the Company or its subsidiaries or affiliates, including but not limited to a medical director of a facility owned or operated by the Company or its subsidiaries or affiliates, or a physician with admitting privileges at a facility owned, operated or managed by the Company or one of its subsidiaries or affiliates, or

(vi) take any action that results, or might reasonably result in any of the foregoing.

You acknowledge and agree that the geographical limitation and duration of this covenant not to compete are reasonable. You agree that the services you are providing or are contemplated to be provided in the future to the Company are not limited in geographic scope and that you will have an impact on every location where the Company or its subsidiaries or affiliates currently conduct business as well as areas anywhere in the world where the Company, directly or indirectly through subsidiaries or affiliates, has or may consider engaging in business. In particular, you acknowledge that as part of your services to the Company you may have been, and are expected to be in the future, involved with operations or activities, including prospective operations or activities, in various places around the world. Therefore, you acknowledge and agree that, like your services to the Company and its subsidiaries and affiliates, this covenant cannot be limited to any particular country or geographic region.

(b) In addition, you agree not to disclose or use for your own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of your breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If you receive such a request to produce Information in your possession, you shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to your producing said Information. You also agree that you will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which you will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(c) If, at any time (a) while you are an employee of the Company or any of its subsidiaries or affiliates or (b) within one (1) year after termination of your employment with the Company for any reason (whether voluntary or involuntary), whichever is the latest, you (i) breach the non-competition provision of Section 13(a), (ii) breach the non-solicitation provision of Section 13(a), (iii) breach the non-disclosure provision of Section 13(b), (iv) are convicted of a felony, (v) have been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) are excluded from participating in any federal health care program, then (1) this Agreement and the Award shall terminate effective on the date on which you enter into such activity, and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which you hereby agree to) and/or an order requiring you to pay the Company any value, gain or other consideration received or realized by you as a result of this Award or any of the Shares received pursuant to the Award .

14. Section 409A of the Code. This Agreement and the Award are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provisions of this Agreement, to the extent that the right to any issuance of Shares or payment to you hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the issuance or payment shall be made in accordance with the following:

If you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such issuance of Shares or payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of your death, if the earlier making of such issuance of Shares or payment would result in tax penalties being imposed on you under Section 409A of the Code. The amount of any issuance of Shares or payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of your death.

15. Execution of Award Agreement. This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator for the Company no later than 120 days from the Award Date.

In Witness Whereof, the Company and the Grantee have executed this Agreement as of the date first written above.

Grantee	Company

Printed Name	Printed Name

Signature	Signature

Title	Title

Division/Department	Division/Department

EXHIBIT

Events Causing Full Vesting Awards

In the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) your employment is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below) or, if applicable, by you in accordance with the termination for “Good Reason” provisions of your employment agreement, if any, then, in any such case, this Award shall automatically vest and become immediately exercisable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of your employment in the case of (ii).

“Change of Control” means:

(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(ii) any merger or consolidation or reorganization in which the Company does not survive, or

(iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or

(iv) any transaction in which more than 50% of the Company’s assets are sold;

provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction. For purposes of the Agreement,

“Cause” means: (1) a material breach by you of your duties and responsibilities which do not differ in any material respect from your duties and responsibilities during the ninety (90) day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; or (3) your conviction of, or a plea of nolo contendere by you, to a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.